Exhibit 99.1

NEWS RELEASE

Hardinge Inc. One Hardinge Drive, Elmira, N.Y. 14902

Hardinge Inc. Reports Net Income Grows 69% on
11% Increase in Sales for Fourth Quarter 2011

•                  Fourth quarter sales up 11% to $91.0 million on strength of sales to North American market; 2011 sales up 33% reflecting rapid recovery of machine tool market

•                  Gross margin expanded 130 and 280 basis points in the fourth quarter and full-year period, respectively

•                  Fourth quarter earnings per diluted share of $0.28; Full-year earnings per diluted share of $1.02

ELMIRA, N.Y., February 16, 2012 — Hardinge Inc. (NASDAQ: HDNG), a leading international provider of advanced metal-cutting solutions, reported financial results for its fourth quarter and fiscal year ended December 31, 2011.

Net sales (“sales”) were $91.0 million in the fourth quarter of 2011, up $9.0 million, or 11%, over sales of $82.0 million in the prior year’s fourth quarter.  Foreign currency translation had approximately $2.4 million favorable effect on sales in the quarter compared with the prior year.  When compared with the 2011 third quarter, sales were up $0.6 million, or 1%, for the 2011 fourth quarter.  Net income for the fourth quarter was up measurably to $3.2 million, or $0.28 per diluted share, a $1.3 million increase from $1.9 million, or $0.17 per diluted share, in the prior-year period.  Sequentially, net income declined from $4.3 million, or $0.36 per diluted share, primarily as a result of lower gross profits.

Richard Simons, Chairman, President and Chief Executive Officer, commented, “Significant sales growth continued into the fourth quarter in North America, illustrating both the effectiveness of our strategic actions to deepen and broaden domestic distribution channels and the strengthening of the U.S. industrial economy.  Our restructuring efforts over the last several years, along with our strong cost discipline, have strengthened our sustained earnings power.”

For the year, 2011 sales grew 33%, or $84.6 million, to $341.6 million from $257.0 million in 2010, as the Company recognized strong sales throughout its markets.  Foreign currency translation had approximately $20.9 million favorable effect on sales for the year.  Net income in 2011 was $12.0 million, or $1.02 per diluted share, compared with a net loss of $5.2 million, or ($0.46) per diluted share, in 2010.

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Diversified Markets Create Balance and Drive Growth

Sales by Region

Quarter Ended December 31, (in thousands)					Fiscal Year Ended December 31, (in thousands)
Sales to			%	2011%	Sales to			%	2011%
Customers in	2011	2010	Change	of Total	Customers in	2011	2010	Change	of Total
North America	$31,796	$15,314	108%	35%	North America	$90,000	$58,438	54%	26%
Europe	26,449	30,289	(13)%	29%	Europe	104,825	74,449	41%	31%
Asia & Other	32,801	36,404	(10)%	36%	Asia & Other	146,748	124,120	18%	43%
Total	$91,046	$82,007	11%		Total	$341,573	$257,007	33%

North American sales, which represented 35% of total sales in the fourth quarter of 2011, more than doubled when compared with the fourth quarter of 2010.  Sales in Europe and Asia & Other declined in the quarter when compared with the prior year period, reflecting the slowing in the European industrial economy and leveling of activity in China.  Approximately $8 million in sales to Asia & Other in the 2010 fourth quarter were related to orders from a China-based supplier to the consumer electronics industry.

For the year, sales to North America, which had the strongest regional growth, were up $31.6 million to $90.0 million.  Sales to Europe were up $30.4 million, or 41%, while sales to Asia & Other grew $22.6 million to $146.7 million.  Included in sales to Asia & Other in 2010 and 2011 were approximately $29 million and $15 million, respectively, related to the orders from a China-based supplier to the consumer electronics industry.  The Company believes that its geographic diversity helps to offset economic impacts that can vary from region to region around the world.

Approximately 23% of sales in both the fourth quarter and full year 2011 were from parts and service, which is representative of the typical mix of machine tools and repair parts/service given the large installed base of Hardinge brands around the world.

Fluctuations in Hardinge’s sales in total and among geographic locations and industries can vary from quarter-to-quarter based on the timing and magnitude of orders and projects.  Hardinge does not believe that such quarter-to-quarter fluctuations are indicative of business trends, which the Company believes are more apparent on a trailing twelve-month basis.

Leverage Realized on Higher Sales

Gross profit was $23.1 million, or 25.4% of sales, in the 2011 fourth quarter compared with $19.7 million, or 24.1% of sales, in the same period of the prior year.  When compared with the 2011 third quarter gross margin of 28.3%, gross margin was negatively impacted approximately 120 basis points as a result of year-end inventory adjustments and an additional 110 basis points due to product and geographic mix.  For the year, gross profit in 2011 was $91 million, or 26.6% of sales, compared with $61.3 million, or 23.8% of sales, in the prior fiscal year as a result of the leverage gained on higher sales volume.

Selling, general and administrative (“SG&A”) expenses in the 2011 fourth quarter were $19.0 million compared with $16.5 million in the prior year’s fourth quarter.  The increase was primarily due to commissions on higher sales, performance-based compensation increases and approximately $0.4 million associated with foreign currency exchange.  As a percent of sales, SG&A was 20.9% in the 2011 fourth quarter, up from 20.1% in the prior year’s fourth quarter.  For the year, SG&A expenses increased 12%, or $7.9 million, to $73.6 million compared with

$65.7 million in 2010; however, as a percent of sales, SG&A was down to 21.5% of sales in 2011 compared with 25.5% in the prior year, reflecting the Company’s emphasis on cost discipline.

Income from operations in the fourth quarter of 2011 was $3.6 million, up 12% over $3.3 million in the prior year’s fourth quarter.  As a percent of sales, income from operations remained unchanged at 4.0%.  For the year, income from operations was $16.6 million, or 4.9% of sales, compared with a loss from operations of $2.7 million in the prior year.

Earnings before interest, taxes, depreciation and amortization (EBITDA) grew 11% to $5.5 million in the 2011 fourth quarter compared with $4.9 million in the same period of the prior year.  2011 EBITDA was $24.3 million, sharply improved over EBITDA of $4.3 million in the prior fiscal year.  The Company believes that, when used in conjunction with GAAP measures, EBITDA, which is a non-GAAP measure, helps in the understanding of operating performance.  (See the attached table for a Reconciliation of Net Income (Loss) to EBITDA and other important information regarding Hardinge’s use and presentation of EBITDA).

Solid Balance Sheet Provides Financial Flexibility for Growth Strategy

Cash and cash equivalents at December 31, 2011 were $21.7 million compared with $30.9 million at December 31, 2010.  During 2011, Hardinge invested $17.2 million in the expansion of its manufacturing operations in China and Switzerland to provide additional capacity for growth and productivity enhancements.  Total capital expenditures in 2011 were $19.2 million.  Capital expenditures in fiscal 2012 are expected to be approximately $7 million to $8 million, with approximately $3 million to $4 million related to maintenance capital spend.  The remainder is planned for completion of the China and Switzerland projects.

Mr. Simons noted, “The significant capital used for expanding our capacity and improving our operations were critical, strategic investments in our future and we believe will better enable us to capitalize on the opportunities we see in the expanding machine tool market.  We have more than doubled our manufacturing capacity in China in order to better serve the Asian market as its consumption of machine tools is expected to grow at a double digit compounded rate for the next few years.  As well, Kellenberger, our operation in Switzerland, is among the top suppliers of high-precision cylindrical grinding machines in the world and we expect the enhancements we have made in that operation will facilitate our capture of a greater share of that highly specialized market.”

Trend in Net Orders (“Orders”) Vary by Region

Orders by Region

Quarter Ended December 31, (in thousands)					Fiscal Year Ended December 31, (in thousands)
Orders from			%	2011%	Orders from			%	2011%
Customers in	2011	2010	Change	of Total	Customers in	2011	2010	Change	of Total
North America	$22,647	$19,161	18%	33%	North America	$95,435	$67,213	42%	26%
Europe	26,920	32,027	(16)%	39%	Europe	120,410	90,618	33%	32%
Asia & Other	19,111	31,800	(37)%	28%	Asia & Other	157,010	138,871	13%	42%
Total	$69,478	$82,988	(16)%		Total	$372,855	$296,702	26%

Orders during the fourth quarter of 2011 were $69.5 million, net of approximately $8.5 million in cancellations of orders that had been received in the first half of 2011.  Orders for the quarter were down 16% compared with orders in the fourth quarter of fiscal 2010.  For 2011, total orders received were $372.9 million, up 26% over orders received in 2010.  Included in orders in 2010 was $35.2 million associated with the China-based supplier to the consumer electronics industry.  Hardinge received an additional $12.5 million in orders from the same company in 2011.  Strong activity in the North American markets reflected the strengthening of the U.S. industrial economy and the effectiveness of Hardinge’s restructured channels to market.

Mr. Simons concluded, “During the latter half of 2010 and the first half of 2011, the machine tool industry realized an extremely exaggerated recovery.  We saw rapid expansion of sales as early recovery demand was strong and customers reacted to the sudden constraints on the machine tool supply chain due to the significant demand.  Given this and the macro-economic pressures that exist, we believe the rate of growth will be tempered during the first half of the year in 2012, but should still be strong and more representative of long-term industry fundamentals.

“When final numbers are published, it is expected that worldwide machine tool consumption in 2011 will have surpassed its 2008 historic peak, and industry analysts estimate that by 2014 Asia’s consumption of machine tools alone will surpass the world’s historic peak consumption.  We believe our high quality brands and continually expanding channels to market will enable us to fully capitalize on the industry’s expansion.”

Webcast and Conference Call

Hardinge will host a conference call and webcast today at 11:00 a.m. Eastern Time.  During the conference call and webcast, Richard Simons, Chairman, President and CEO, and Edward Gaio, Vice President and CFO, will review the financial and operating results for the quarter and full year, as well as the Company’s strategy and outlook.  A question and answer session will follow the formal discussion.  Their review will be accompanied by a slide presentation which will be available on Hardinge’s website at www.hardinge.com.

The conference call can be accessed by dialing (201) 689-8560.  The listen-only audio webcast can be monitored at www.hardinge.com.

A telephonic replay will be available from 2:00 p.m. ET the day of the call through Thursday, February 23, 2012.  To listen to the archived call, dial (858) 384-5517 and enter conference ID number 386498.  Alternatively, an archive of the webcast will be available on the Company’s website at www.hardinge.com.  A transcript will also be posted to the website, once available.

About Hardinge

Hardinge is a global designer, manufacturer and distributor of machine tools, specializing in SUPER-PRECISION® and precision CNC Lathes, high performance Machining Centers, high-end cylindrical and jig Grinding Machines, and technologically advanced Workholding & Rotary Products. The Company’s products are distributed to most of the industrialized markets around the world with approximately 75% of its sales outside of North America.  Hardinge has a very diverse international customer base and serves a wide variety of end-user markets.  This customer base includes metalworking manufacturers which make parts for a variety of industries, as well as a wide range of end users in the aerospace, agricultural, transportation, basic consumer goods, communications and electronics, construction, defense, energy, pharmaceutical and medical equipment, and recreation industries, among others.  The Company has manufacturing operations in Switzerland, Taiwan, the United States, China and the United Kingdom. Hardinge’s common stock trades on the NASDAQ Global Select Market under the symbol, “HDNG.”

For more information, please visit http://www.hardinge.com.

Safe Harbor Statement

This news release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as

amended). Such statements are based on management’s current expectations that involve risks and uncertainties. Any statements that are not statements of historical fact or that are about future events may be deemed to be forward-looking statements. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. The Company’s actual results or outcomes and the timing of certain events may differ significantly from those discussed in any forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

For more information contact:
Company:	Investor Relations:
Edward J. Gaio Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC Phone: (716) 843-3908
Phone: (607) 378-4207	Email: dpawlowski@keiadvisors.com

FINANCIAL TABLES FOLLOW.

HARDINGE INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data)

	Quarter Ended		Fiscal Year Ended
	December 31,		December 31,
	2011	2010	2011	2010

Net sales	$91,046	$82,008	$341,573	$257,007
Cost of sales	67,946	62,266	250,545	195,717
Gross profit	23,100	19,742	91,028	61,290
Gross profit margin	25.4%	24.1%	26.6%	23.8%

Selling, general and administrative expenses	18,990	16,494	73,599	65,650
Loss (gain) on sale of assets	69	(85)	46	(1,045)
Other expense (income)	397	67	786	(585)
Income (loss) from operations	3,644	3,266	16,597	(2,730)
Operating margin	4.0%	4.0%	4.9%	(1.1)%

Interest expense	102	92	339	426
Interest income	—	(3)	(101)	(90)
Income (loss) before income taxes	3,542	3,177	16,359	(3,066)

Income tax expense	300	1,253	4,373	2,168
Net income (loss)	$3,242	$1,924	$11,986	$(5,234)

Per share data:

Basic earnings (loss) per share	$0.28	$0.17	$1.03	$(0.46)

Diluted earnings (loss) per share	$0.28	$0.17	$1.02	$(0.46)

Cash dividends declared per share	$0.02	$0.005	$0.05	$0.02

Weighted avg. shares outstanding: Basic	11,467	11,409	11,463	11,409
Weighted avg. shares outstanding: Diluted	11,552	11,586	11,548	11,409

HARDINGE INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands except share and per share data)

	December 31,	December 31,
	2011	2010
Assets
Cash and cash equivalents	$21,736	$30,945
Restricted cash	4,575	5,225
Accounts receivable, net	65,909	47,572
Inventories, net	122,782	105,306
Other current assets	13,338	12,882
Total current assets	228,340	201,930

Property, plant and equipment, net	68,204	56,628
Intangible assets, net	12,765	13,642
Other non-current assets	2,360	2,647
Total non-current assets	83,329	72,917
Total assets	$311,669	$274,847

Liabilities and shareholders’ equity
Accounts payable	$36,952	$33,533
Notes payable to bank	12,969	1,650
Accrued expenses	25,103	22,791
Customer deposits	18,881	10,468
Accrued income taxes	3,480	3,656
Deferred income taxes	2,556	2,546
Current portion of long-term debt	1,548	617
Total current liabilities	101,489	75,261

Long-term debt	7,020	2,777
Pension and postretirement liabilities	49,310	32,223
Deferred income taxes	2,391	2,516
Other liabilities	4,436	4,168
Total non-current liabilities	63,157	41,684

Common stock ($0.01 par value, 12,472,992 issued)	125	125
Additional paid-in capital	114,369	114,183
Retained earnings	65,041	53,637
Treasury shares	(10,379)	(11,022)
Accumulated other comprehensive (loss) income	(22,133)	979
Total shareholders’ equity	147,023	157,902
Total liabilities and shareholders’ equity	$311,669	$274,847

HARDINGE INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Fiscal Year Ended December 31,
	2011	2010
Operating activities
Net income (loss)	$11,986	$(5,234)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Impairment charge	—	(25)
Depreciation and amortization	7,736	7,042
Debt issuance amortization	124	310
Provision for deferred income taxes	(361)	(1,983)
Loss (gain) on sale of assets	46	(1,045)
(Gain) on purchase of Jones & Shipman	—	(647)
Unrealized intercompany foreign currency transaction (gain) loss	(862)	615
Changes in operating assets and liabilities:
Accounts receivable	(18,589)	(609)
Inventories	(18,123)	622
Other assets	444	(3,077)
Accounts payable	3,990	12,520
Customer deposits	8,469	5,691
Accrued expenses	(1,277)	3,697
Accrued postretirement benefits	(715)	(741)
Net cash (used in) provided by operating activities	(7,132)	17,136

Investing activities
Capital expenditures	(19,217)	(3,728)
Proceeds on sale of assets	900	1,576
Purchase of land use rights	—	(2,594)
Purchase of Jones & Shipman, net of cash acquired	—	(3,014)
Net cash used in investing activities	(18,317)	(7,760)

Financing activities
Proceeds from short-term notes payable to bank	29,987	10,416
Repayments of short-term notes payable to bank	(18,299)	(10,272)
Proceeds from long-term debt	6,011	—
Payments on long-term debt	(614)	(571)
Dividends paid	(581)	(232)
Other financing activities	(41)	(111)
Net cash provided by (used in) financing activities	16,463	(770)

Effect of exchange rate changes on cash	(223)	1,920
Net (decrease) increase in cash	(9,209)	10,526
Cash and cash equivalents at beginning of year	30,945	20,419
Cash and cash equivalents at end of year	$21,736	$30,945

HARDINGE INC. AND SUBSIDIARIES

Reconciliation of Net Income (Loss) to EBITDA

(in thousands)

The following table provides a reconciliation of the Company’s reported net income (loss) to EBITDA for the fourth quarter and fiscal year ended December 31, 2011 and 2010, respectively:

	Quarter Ended December 31,			Fiscal Year Ended December 31,
	2011	2010	$ Change	2011	2010	$ Change
GAAP net income (loss)	$3,242	$1,924	$1,318	$11,986	$(5,234)	$17,220
Plus: Interest expense, net	102	89	13	238	336	(98)
Income tax expense	300	1,253	(953)	4,373	2,168	2,205
Depreciation and amortization	1,851	1,678	173	7,736	7,042	694
EBITDA (1)	$5,495	$4,944	$551	$24,333	$4,312	$20,021

(1)          EBITDA, a non-GAAP financial measure, is defined as earnings before interest, taxes, depreciation and amortization. EBITDA is used by management to internally measure our operating and management performance and by investors as a supplemental financial measure to evaluate the performance of our business that, when viewed with our GAAP results and the accompanying reconciliation, we believe provides additional information that is useful to gain an understanding of the factors and trends affecting our business.

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